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                               State of New Jersey
                     DEPARTMENT OF ENVIRONMENTAL PROTECTION
                     DIVISION OF HAZARDOUS WASTE MANAGEMENT

                            LANCE R. MILLER, DIRECTOR
                                     CN O28
                            Trenton. N.J. 08625-0028
                                 (609) 633-1408
                              Fax # (609) 633-1454


IN THE MATTER OF                          :                 ADMINISTRATIVE
C. P. CHEMICALS INCORPORATED              :                     CONSENT
Respondent                                :                      ORDER


This Administrative Consent Order ("ACO") is issued to C.P. Chemicals pursuant to the authority and the statutory and regulatory enforcement responsibilities vested in the Commissioner of the New Jersey Department of Environmental Protection (hereinafter "NJDEP" or the "Department") by N.J.S.A. 13:1D-1 et seq., the Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq., the Solid Waste Management Act N.J.S.A. 13:1.E-1 et seq., and the Spill Compensation and Control Act, N.JS.A. 58:10-23.11 et seq. (hereinafter the "Spill Act"), and duly delegated to the Assistant Director of the Responsible Party Cleanup Element of the Division of Hazardous Waste Management, and the Assistant Director of the Enforcement Element of the Division of Water Resources, pursuant to N.J.S.A. 13:1B-4.

                                    FINDINGS

                                   I. The Site

1. C.P. Chemicals Incorporated (hereinafter "CP. Chemicals") operates a specialty chemical manufacturing facility and a separate hazardous waste treatment, storage and disposal (TSD) facility (EPA ID# NJD002141950) located on Arbor Street in Sewaren, Woodbridge Township, Middlesex County, New Jersey. The facilities are located on a tract of land consisting of fourteen acres and occupy property listed as Block 729 Lot 3, Block 729A Lot 1, Block 730 Lot 1, Block 730 Lot 1B and Block 731 Lot 1B on the tax map of Woodbridge Township (hereinafter "the Site"). The property is bounded by industrial areas to the north, south and east and by Woodbridge Creek to the west.

2.       a.   The property has been utilized by C.P. Chemicals since 1964. Prior to that time, the, site was used by other

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              companies for heavy industrial operations since approximately
              1860. C.P. Chemicals purchased the Site in 1964 from the Vulcan Detinning Company. Prior to the sale of the facility, the Vulcan Detinning Company was established at the site since 1907. Maps detailing the manufacturing facility date back to the 1920's and some of the original buildings are currently in use by C.P. Chemicals. It is believed that the Vulcan Detinning Company was the first major manufacturing company at the Site.

         2. C.P. Chemicals has been engaged since 1964 in the manufacture at the Site of various metal cyanides, sulfates, carbonates and salts. The types of metals involved in the manufacturing process include, but are not limited to, copper, zinc, cobalt, nickel, and manganese. C.P. Chemicals obtains metals for its manufacturing processes through the use of relatively pure chemical compounds and relatively impure chemical wastes from various sources.

         3. The impure chemical wastes are metal-containing liquids, sludges and filter cakes which C.P. Chemicals receives from other manufacturers and from its own manufacturing processes. Chemical wastes are stored in various storage tanks, particularly in the southern and western sections of the Site. C.P. Chemicals subjects the wastes to chemical processes to extract the metals and/or to increase the concentration of the metals to a useful level. The chemical wastes which remain after the extraction or concentration process, and/or the impure chemical wastes which are not suitable for extraction or concentration were treated and disposed of on site, by C.P. Chemicals, through the use of two infiltration/percolation lagoons. In 1977, a waste water treatment plant was constructed; however, C.P. Chemicals continued to use the two infiltration/percolation lagoons for waste disposal until approximately 1981. The liquid effluent from the waste water treatment plant is discharged to Woodbridge Creek via a permitted discharge pipe designated Discharge Serial Number (DSN) 002 in the NJPDES permit No. NJ0003867. Originally, noncontact cooling water was discharged through a permitted discharge pipe designated DSN001. Said discharge was voluntarily discontinued in 1987 after the installation of a cooling tower. The sludges which result from the

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              treatment plant process are disposed of at off-site facilities.

         4. C.P. Chemicals utilizes various processes to extract and concentrate the metals in the impure chemical wastes. The basic process involves reacting virgin metals and metal bearing waste with an acid solution followed by precipitation to remove impurities. This is followed by a crystallization process, recovery, drying and packaging. The waste water which is left over from this process is subject to further processing in order to further extract and concentrate the dilute metals still remaining.

         5. The impure chemical wastes, remnant chemical wastes and unsuitable chemical wastes are hazardous wastes within the meaning of the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq. Accordingly, C.P. Chemicals stores and treats hazardous wastes at the Site.

         6. The chemical products, raw materials, impure chemical wastes, remnant chemical wastes, and unsuitable chemical wastes are all pollutants within the meaning of the Water Pollution Control Act, N.J.S.A. 58:10A-l et seq., and such materials have been discharged to the land, ground waters and surface waters of the State.

         7. The chemical products, raw materials, impure chemical wastes, remnant chemical wastes and unsuitable chemical wastes discharged by C. P. Chemicals at the Site contain hazardous substances within the meaning of the Spill Act, N.J.S.A. 58:10- 23.11a et seq. The discharge of the hazardous substances to the land, ground water, or surface water is prohibited by the Spill Act.

         8. Soil, ground water and surface water pollution exists at the Site due to the discharge of hazardous wastes, hazardous substances and pollutants by C.P. Chemicals during the handling, transfer, storage, processing and disposal of raw materials, chemical products, impure chemical wastes, remnant chemical wastes and unsuitable chemical wastes.

         9.   An analysis of ground water sampling results shows that

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              various metals have been detected in the ground water collected at the Site from the outset of sample collection. Various organic chemicals have also been detected in the ground water. The Department alleges that although some of these organic chemicals have also been detected in the upgradient wells on the Shell Oil property, the concentrations were not as high as those observed on the C.P. Chemicals property.

                                II. Site history

3. Based upon the Department's review of its files and inspections conducted at the Site, the Department has determined that the following environmental statutes have been violated, by C.P. Chemicals, at the
         Site:

              The Water Pollution Control Act, N.J.S.A. 58:10A-l et seq.; the Solid Waste Management Act N.J.S.A. 13:1E-l et seq.; and the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq.


4. The Department initiated numerous enforcement actions relating to such violations, including, but not limited to: Administrative Order, dated February 21, 1980; Administrative Consent Order, dated February 9, 1981; June 7, 1982 Court Order; Administrative Order, dated May 4, 1983; Administrative Consent Order, dated on or about May 19, 1983; Notice of Violation/Penalty Assessment/Penalty Settlement Offer, dated August 9, 1983; Amended Administrative Consent Order, dated August 13, 1983; Notice of Violation/Penalty Settlement Offer, dated October 24, 1983; Administrative Consent Order, dated on or about September 19, 1986; Amended Notice of Civil Administrative Penalty Assessment, dated September 22, 1986; Administrative Order and Notice of Civil Administrative Penalty Assessment, dated October 16, 1986; Notice of Civil Administrative Penalty Assessment, dated April 3, 1987; Notice of Civil Administrative Penalty Assessment, dated June 3,1987; Administrative Order and Notice of Civil Administrative Penalty Assessment, dated June 30, 1987; Administrative Order and Notice of Civil Administrative Penalty Assessment, dated May 24,1988; Administrative Order and Notice of Civil Administrative Penalty Assessment, dated November 30, 1988; Notice of Civil Administrative Penalty Assessment, dated February 22, 1990;

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         Administrative Order and Notice of Civil Administrative Penalty
         Assessment, dated April 1, 1990; Administrative Order and Notice of Civil Administrative Penalty Assessment, dated April 10, 1989; July 28, 1989 Final Notice; Directive and Notice to Insurer, dated October 16, 1990 (Attachment VIII); the Department's Summons Nos. 05816, 05817, 05818, dated August 13, 1990; Woodbridge Municipal Court Docket Nos. H2495, H2496, H2497; Municipal Summons dated December 18, 1959. In response to these documents C.P. Chemicals submitted various hearing requests, stay requests and other correspondence. In response to those items that the Department recognizes as being in violation of various state regulations, C.P. Chemicals alleges that it has done extensive work in the areas of ground water cleanup, storm water runoff and an upgrade to the on-site treatment plant. The above documents are herein incorporated by reference.

5. The Department issued a New Jersey Pollutant Discharge Elimination System ("NJPDES") discharge to surface water Permit No. NJ0003867 (hereinafter the "Permit") which is attached herein and made a part hereof as Attachment I, to C.P. Chemicals on June 11, 1984. In December 1987, a public hearing was held regarding a draft NJPDES/DSW Permit that was publicly noticed by the Department. At that hearing, testimony was heard and written comments received from various sources, including C.P. Chemicals, NJPIRG and members of the public. On April 10, 1989, the Department issued a Notice of Intent to Terminate and Not Renew the NJPDES/DSW Permit. An additional public comment period was held and on July 28, 1989, a Final Notice was issued. Both the Notice of Intent and the Final Notice are incorporated herein by reference. Pursuant to the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq., no person shall discharge any pollutant except in conformity with a valid NJPDES permit.

6. C.P. Chemicals has submitted Discharge Monitoring Reports (DMRs) to the Department as required by Part IV, Sections A. 1, 2, and 3 of the Permit for the monitoring period through January 31, 1991. The Department alleges that these DMRs demonstrate that C.P. Chemicals violated the effluent limitations of the Permit during such period. Listed in Attachment II, which is incorporated herein by reference, are certain of the effluent limitations which the Department finds were allegedly violated by C.P. Chemicals during the specified monitoring period (January 1, 1989 - September 30, 1990) for outfall DSN002. Although no AONOCAPA has yet been issued, the Department has determined that a penalty for these violations should be assessed against C.P. Chemicals in the amount of $3,742,500.00, pursuant to the provisions of N.J.S.A. 58:10A-10d and N.J.A.C. 7:14-8.1 et seq. The Department finds that there are additional violations of the Permit during the period from January 1, 1989 through January 31, 1991, that have not been the subject of a formal enforcement action and are not listed in Attachment II, and this ACO resolves the penalties for such violations.

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7.       In December 1989, March 1990, and November 1990 the Department
         conducted a review of C.P. Chemicals' hazardous waste activities. Based on a review of C.P. Chemicals' original Part A, subsequent revisions to the Part A, site inspections, manifests listed in Attachment IV hereto (which is incorporated herein by reference) and the following manifests, #NJA0570301, #NJA0570302, #NJA0765111, the Department alleges that C.P. Chemicals has violated the Solid Waste Management Act, N.J.S.A. 13:1E-l et seq. ("SWMA"), and the hazardous waste regulations promulgated pursuant thereto, N.J.A.C. 7:26-I et seq. C.P. Chemicals, without admitting said allegations, represents that to the best of its knowledge no additional major violations or substantial numbers of violations of SWMA and the hazardous waste regulations occurred up to the effective date of this ACO.

         Pursuant to N.J.S.A. 13:1E-9e and N.J.A.C. 7:26-5.4 and 5.5 and based upon this FINDING the Department has determined, although a NOCAPA has not yet been issued, that another civil administrative penalty should be assessed against C.P. Chemicals in the amount of $1,407,750.00, and this ACO resolves the penalty for such alleged violations.

8. In addition to the above, the Department has determined from inspections at the Site that C.P. Chemicals has had periodic leaks from its hazardous waste equipment. The Department has determined that it is necessary for C.P. Chemicals to submit a plan to correct and prevent these equipment leaks.

9. In August 1988, C.P. Chemicals submitted to the Department a Part B permit application pursuant to the provisions of the Solid Waste Management Act and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (hereinafter "RCRA"). By -- --- correspondence dated 6/30/89, the Department notified C.P. Chemicals that the permit application was deficient. By correspondence dated 9/1/89 and 10/31/89, C.P. Chemicals responded to the Notice of Deficiency. In March 1990, C.P. Chemicals modified the application for the Part B permit. By a Technical Notice of Deficiency, dated December 14, 1990, the Department notified C.P. Chemicals that its Part B permit application was still deficient. This Notice of Deficiency is attached hereto as Attachment V and is incorporated herein by reference. Responses to that Notice of Deficiency were submitted on January 30, 1991, and on February 12, 1991 and are incorporated herein. The Department has not yet completed its review of these responses. The Department has provided C.P. Chemicals with a letter status report, dated February 22, 1991, regarding the issuance of the draft Part B permit decision. This ACO and the alleged violations referenced in the FINDINGS shall not constitute the grounds for disapproval of the Part B permit.

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10.      On December 20, 1990 and January 3, 1991, the Department and C.P.
         Chemicals met to discuss, among other things, the hazardous waste activities which C.P. Chemicals was authorized to conduct by virtue of the various Part A applications and modifications it has submitted. By letter dated January 4, 1991, the Department set forth the hazardous waste activities which C.P. Chemicals is authorized to conduct. A copy of this letter is attached hereto as Attachment VI, and is incorporated herein by reference. Clarification of this letter has been requested by C.P. Chemicals. That request and any response by the Department are incorporated by reference.

11.      a.   The C.P. Chemicals facility is regulated pursuant to the New
              Jersey Solid Waste Management Act N.J.S.A. 13:lE-1 et seq., specifically the Hazardous Waste --- Regulations, N.J.A.C. 7:26-l et seq. The C.P. Chemicals facility is also regulated -- --- pursuant to RCRA, and the Hazardous and Solid Waste Amendments of 1984 (hereinafter "HSWA") and is subject to the corrective action requirements contained in Section 3004(a) and 3008 (h) of HSWA.
              The State of New Jersey currently has similar corrective action authorities and therefore acts as the U.S. Environmental
              Protection Agency's contractor (through the FY 89 Subtitle C RCRA
              Grant Agreement) to oversee corrective action activities at the C.P. Chemicals facility. In this capacity, all documents submitted pursuant to this ACO may be reviewed by the USEPA to determine compliance with RCRA guidance documents for RCRA Facility
              Investigation, Corrective Measures Study, and Corrective Measures
              Implementation to comply with HSWA requirements. Such comments will be transmitted to the C.P. Chemicals facility by the Department as the lead agency for these activities.

         b. C.P. Chemicals has received Part A interim authorization and has applied for a final Part B permit pursuant to said laws, and is therefore subject to the corrective action requirements noted above.

12. In order to more fully determine the nature and extent of the problem presented by the discharge of hazardous substances and pollutants at and emanating from the Site and to develop environmentally sound remedial actions, the Department has determined that it is necessary to conduct a remedial investigation and feasibility study of remedial action alternatives (hereinafter "RI/FS") for the Site. The Department has further determined that to correct the problems presented by the discharges, it may be necessary to design and implement a remedial action alternative to remedy all pollution at the Site, emanating from the Site, or which has emanated from the Site.

13.      At the present time, C.P. Chemicals alleges that there are a

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         total of 20 ground water monitoring wells located on the Site (1-5,
         7-21). Installation of these wells began in 1981 and were completed over the next several years. A ground water recovery system was installed in 1983 in order to pump ground water to the on-site waste water treatment plant and then to Woodbridge Creek through the DSN002 outfall line. This system included the installation of a French drain trench for the collection of ground water which extends throughout the southwest portion of the Site and pumps ground water to the treatment plant. A slurry wall was also installed in 1983 by C.P. Chemicals. This slurry wall extends along the same horizontal line as the French drain collection system.

14. At the present time, C.P. Chemicals alleges that roof runoff from the main manufacturing building is collected in a 36,000 gallon holding tank, and that this water is sent to the on-site waste water treatment plant prior to discharge. Additionally, sump pump pits are allegedly located in low areas near buildings 15, 32, 44 and 54 as well as near the railroad tracks and the waste water treatment plant. C.P. Chemicals alleges that water collected in these sumps is sent to the treatment plant for processing prior to discharge. A NJPDES application for a proposed storm water management plan was submitted to the Department in April 1989. The Department reviewed the application and determined not to act on the application at that time.

15. A berm has also been constructed at the southwest portion of the site adjacent to Woodbridge Creek. This was designed to contain contaminated rain water runoff that flows towards this low area. However, during periods of successive days of intense rain, C.P. Chemicals has breached the berm on at least two occasions in order to prevent water from backing up into buildings in the area, allowing this rain water to enter Woodbridge Creek. The berm is also breached occasionally by storm water when there is natural erosion due to storm water. Pursuant to this ACO, a new interim storm water management plan will be submitted.

16. At the present time, it is C.P. Chemicals' position that: all sampling required by the Middlesex County Utilities Authority ("MCUA") as found in the "Application for Non- Domestic Waste Water Discharge Permit" has been completed; this sampling of treated production waste water and treated ground water was performed by a Department certified laboratory for those parameters found on Tables 1 and 2 of the permit; additionally, a full priority pollutant + 40 analysis was performed on the composited samples; the sampling methods, analysis and QA/QC requirements were agreed upon by the MCUA prior to the sample collection; and the permit application has been completed and is awaiting submission to the MCUA.

17. The permit for construction of the original waste water treatment plant was issued by the Department on 7/22/77. The

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         plant went into operation later that year. In December 1987, a construction and discharge permit was sent to the Department for an $880,000 upgrade of the plant. This upgrade work was completed in early 1989 and the plant went on-line shortly after completion. The treatment plant processing of the waste waters removes metals by neutralization with caustic soda in order to precipitate metal hydroxides, this is followed by a gravity settler, which is a Lamella slanted plate unit. A coagulated polymer is added to the settler feed to increase precipitation. The water then goes through a gravity settler and sand filter to lower the solids content and remove solids. The pH is then adjusted through the addition of sulfuric acid and the water then enters a carbon filter and is then discharged through the DSN002 line to Woodbridge Creek. The separate cyanide destruct system handles waste from the cyanide salts manufacturing line. Waste water treated in the cyanide destruction system is routed to the waste water treatment plant. At the present time, C.P. Chemicals alleges that all waste water streams from the manufacturing units, ground water pumped from the French drain collection systems, as well as rein runoff from both the sump pumps and the roof collection system is also treated at the plant.

18. C.P. Chemicals Inc., by its agreement to this ACO, does not make any admission as to any fact, liability or fault as to any and/or all of the FINDINGS. Notwithstanding that there are no admissions made in this ACO, C.P. Chemicals does agree to enter into this ACO and comply with the terms of the ORDER listed in the remaining paragraphs of this ACO. No FINDING shall be admissible in any civil, administrative or other court proceeding as proof of the information it purports to find as a fact. The ACO can be admitted in an action for enforcement of this ACO or in any proceeding between the parties to establish the fact that the ACO was entered into.

19. Based on all of the above and to resolve this matter without the necessity for litigation, C.P.. Chemicals has agreed to undertake the activities set forth in the ORDER section of this ACO, including, but not limited to:

         a. Cease the effluent discharge to the Woodbridge Creek, except in compliance with a storm water management plan and effective NJPDES permit approved by the Department and to discharge production waste water and treated ground water directly to the MCUA in accordance with the schedule provided in this ACO;

         b. Conduct interim remedial measures, to conduct an RI/FS and to design and implement a remedial action alternative based upon the results of the RI/FS, to remedy all pollution at the Site, emanating from the Site, or which

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              has emanated from the Site;

         c.   Hire a Compliance Officer ("CO");

         d.   Submit a treatability analysis;

         e. Design, prepare and implement its interim or final storm water discharge management plan, as the case may be, in the event of a waste water treatment plant "cease operations" order from the Department.

                                      ORDER


NOW THEREFORE IT IS HEREBY ORDERED AND AGREED THAT:

              I. Penalty and Reimbursement of Damages

A. Penalty

20. C.P. Chemicals shall pay a penalty of $ 2,200,000.00 to the Department, by cashier's or certified checks payable to the "Treasurer, State of New Jersey", submitted with a white copy of form DEP-062A (copy attached) for the violations referenced in the FINDINGS hereinabove in paragraphs 3, 4, 6, 7, and 8. This penalty, with interest calculated at 8.57% per annum, shall be payable in ten (10) yearly installments as set forth in Attachment IX. The initial payment shall be due on May 15, 1991, and each annual installment shall be due on March 15 of each successive year. $2,000,000.00 of this penalty shall constitute settlement for the violations of the Water Pollution Control Act referenced in this ACO. $200,000.00 of this penalty shall constitute settlement of all other violations referenced in this ACO.

B.  Reimbursement of Prior Costs and Damages

21. Within sixty (60) calendar days after receipt from the Department of a written summary of all costs incurred by the Department to date, in connection with the investigation of, and response to, the matters described in the FINDINGS hereinabove, including the costs associated with the preparation of this ACO, C.P. Chemicals shall submit to the Department a cashier's or certified check payable to the "Treasurer, State of New Jersey" for the Department' s

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         oversight costs. Payment shall be submitted to the Department's contact listed in paragraph 60 below. The Department agrees that with respect to this initial billing for costs, that initial costs are currently estimated at $40,279.74 through December 15, 1990 and will not exceed $75,000.00 in such initial billing. Any additional costs that the Department incurs prior to entry of this ACO, will be billed subsequently pursuant to paragraph 68.

                              II. Immediate Actions

A.  Interim Remedial Measures

22. C.P. Chemicals shall continue implementation of those Interim Remedial Measures (hereinafter "IRM") undertaken pursuant to the 1981 Administrative Consent Order, specifically: development and implementation of a plan for lagoon sediment removal; elimination of surface runoff and discharges to ground water; installation of eight
         (8) monitoring wells and borings as well as excavation of eight (8) test pits to determine the extent of soil and ground water contamination; submission of sample results from the monitoring wells and test pits to the Department; development and implementation of a ground water decontamination plan; and a determination of the direction of ground water flow. The Department acknowledges that the development and implementation of a plan for the removal of sediments in both the large unlined and small unlined lagoons; installation of eight (8) monitoring wells as well as eight (8) test pits to determine the extent of soil and ground water contamination; and development and implementation of a ground water decontamination plan have been completed and that the remaining remedial measures, namely the elimination of surface runoff and discharges to the ground water; submission of sample results from the monitoring wells and test pits to the Department; and determination of the direction of ground water flow have been undertaken and will be re-evaluated by C.P. Chemicals in the RI/FS, except as required by paragraph 23. C.P. Chemicals will continue to maintain its surface water control systems and ground water decontamination system in conjunction with paragraph 23.

23. Within the time limits specified below, C.P. Chemicals shall implement additional interim remedial measures, including but not limited to the implementation of the following measures:

         a. Immediately secure any spilled or damaged drums/containers that have discharged or threaten to discharge hazardous substances.

         b. Manage drums in accordance with solid and hazardous waste regulations.

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         c.   Within thirty (30) calendar days after the effective date of this
              ACO, C.P. Chemicals shalt submit all ground water quality monitoring data which it or its consultants possess. C.P. Chemicals shall submit additional data, within sixty (60) calendar days after the effective date of this ACO, including, but not limited to, water level elevations, ground water contour maps, sampling methodologies, and laboratory certification.

         d. Within thirty (30) calendar days after the effective date of this ACO, C.P. Chemicals shall submit an engineering plan for revising the current pumping system for the interceptor drain system from the current manual operation to an automatic system so as to minimize the risk of overflow at the trench and/or sumps. Within ten (10) calendar days after the receipt of the Department's comments, C.P. Chemicals shall submit to the Department an engineering plan which conforms to the Department's comments. The determination as to whether or not the modified engineering plan, as resubmitted, conforms to the Department's comments and is otherwise acceptable by the Department shall be made solely by the Department in writing. The system is to be installed and operational within fifteen (15) calendar days of C.P. Chemicals' receipt of the approval of plans by the Department.

         e. Within sixty (60) calendar days after the effective date of this ACO C.P. Chemicals shall submit to the Department a copy of those documents in its files regarding the construction, integrity and effectiveness of the ground water decontamination system. Within thirty (30) calendar days after the receipt of the Department's comments regarding such documents and decontamination system, C.P. Chemicals shall respond to such comments. The determination as to whether or not the response conforms to such comments and is otherwise acceptable by the Department shall be made solely by the Department in writing.

B.  Interim Hazardous Waste Activities

24. C.P. Chemicals shall fully comply with the requirements of the December 14, 1990 Technical Notice of Deficiency (Attachment V). C.P. Chemicals believes it has fully complied with this NOD at this time.


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25.      C.P. Chemicals shall immediately cease all hazardous waste activities not authorized in, and shall fully comply with the terms of, the January 4, 1991 "Authorized Hazardous Waste Activities" letter from the Department (Attachment VI) and any modification thereto.

26. Within fifteen (15) calendar days of the effective date of this ACO, C.P. Chemicals shall submit to the Department a plan for inspection and schedule for maintenance ("Plan"), of all equipment used in conjunction with C.P. Chemicals' hazardous waste activities at the Site, for all areas where such Plan will not require Department approval pursuant to the Part B permit process. Construction activities relating to treatment, storage and disposal activities shall be considered part of the Part B process and shall not be included in the Plan. C.P. Chemicals shall modify this Plan to conform to the Department's comments and shall submit the modified Plan to the Department. The determination as to whether or not the modified Plan, as resubmitted, conforms to the Department's comments and is otherwise acceptable to the Department shall be made solely by the Department in writing.

C.  Interim Storm Water Management

27. On or before April 15, 1991, C.P. Chemicals shall submit an interim storm water management plan. Said plan shall consider the current Site conditions and shall remain in effect until such time as a long term storm water management plan is approved and implemented. The plan shall address measures that will eliminate the breaking of the berm at the Site and the associated discharge of storm water to the Woodbridge Creek. Within thirty (30) calendar days after the receipt of the Department's comments, C.P. Chemicals shall modify the interim storm water management plan to conform to the Department's comments and shall submit the modified interim storm water management plan to the Department. The determination as to whether or not the modified interim storm water management plan, as resubmitted, conforms to the Department's comments and is otherwise acceptable to the Department shall be made solely by the Department in writing. Upon receipt of the Department's written approval, C.P. Chemicals shall implement this interim storm water management plan pursuant to the deadlines included therein.

D.  Interim Enforcement Effluent Limits

28. On the effective date of this ACO and until the final compliance date specified in paragraph 33(d), unless the final date is modified pursuant to the provisions of paragraph 72, C.P. Chemicals shall meet the interim enforcement effluent limits specified in Attachment VII, which is incorporated herein by reference. The Department shall use the interim effluent enforcement limits in determining C.P. Chemicals' compliance with the terms and conditions of the 1984 Permit. The Department's enforcement of violations of these interim effluent enforcement limits shall be based upon the stipulated penalties and the enforcement mechanisms set forth in this ACO.


                    III. Waste Water Treatment Plant Actions

A.  Middlesex County Utilities Authority ("MCUA")

29. Pursuant to 33 USC 1314(1), and the Individual Control Strategy submitted by the Department and approved by the USEPA, C.P. Chemicals is required to discontinue Its discharge of treated ground water and process waste water to Woodbridge Creek no later than 6/4/92, and may discharge directly to MCUA's treatment plant subject to MCUA's approval. Should the June 4, 1992 date be changed legislatively, administratively, or judicially, the date in this paragraph shall be adjusted accordingly. In the event MCUA does not approve C.P. Chemical's discharge: (1) C.P. Chemicals shall immediately develop alternative strategies regarding such discharge; and (2) this ACO shall not preclude an application by C.P. Chemicals, as a new source, to discharge to the Woodbridge Creek. The execution of this ACO shall not constitute an approval or disapproval of such an application, and the parties reserve all rights regarding such application. These alternative strategies shall be subject to the Department's approval. Failure of MCUA to approve the discharge shall not constitute a Force Majeure event pursuant to paragraphs 75 and 76.

B.  Independent Waste Water Consultant

30. Within thirty (30) calendar days of the completion of the Department's review of a list of consultants submitted by C.P.

         Chemicals, CA'. Chemicals shall obtain the services of an independent consultant who shall be responsible to perform an independent evaluation of C.?. Chemicals" waste water treatment plant. The evaluation shall include, but not be limited to. an assessment of the performance of each of the treatment units in relation to their design' specifications and the adequacy of the current staffing levels and operation and maintenance procedures. The evaluation shall include a review of any treatability studies performed in conjunction with the projected sewer hookup to MCUA. A report, to include recommendations for improved operation at the facility, shall be submitted by the independent consultant directly to the Department within sixty (60) calendar days after C.P. Chemicals obtains the services of the consultant.

31. C.P. Chemicals shall make all reasonable good faith efforts, to obtain, within sixty (60) calendar days after the effective date of this ACO, the services of a Compliance Officer ("CO") who shall be responsible for determining C.!'. Chemicals' compliance with the Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq. The CO shall observe all sampling, subject to reasonable exception for sick leave, vacation, etc., and shall be employed for a period of not less than two (2) years. In order to allow the CO to determine compliance, the CO shall be given access to all documentation which relates to the operation of the waste water treatment plant, including, but not limited to, invoices, manifests, laboratory reports, chains of custody and sampling data. C.P.. Chemicals shall give the Department at least two (2) weeks notice of any of the CO's planned sick leave, vacation, etc. The individual to be employed as CO shall be subject to the approval by the Department. Upon the hiring of the CO, C.P. Chemicals shall place into escrow an amount equivalent to that individual's salary and maintain said escrow for a period of two years. The escrow shall serve as a guarantee of that individual's salary for the two-year period. The CO's function shall include all aspects of the Site's environmental compliance program. The CO shall not report to the plant manager but shall report to the Corporate Vice President for environmental affairs. The CO's employment shall not be terminated except upon the written approval by the Department, unless for cause, or resignation by the employee. Cause shall not include reporting of information or results unfavorable to C.P. Chemicals. In the event that the CO's employment is terminated, C.P. Chemicals shall, no later than thirty (30) calendar days thereafter, present to the Department a proposed CO candidate subject to the same conditions referenced above. If extensions are granted pursuant to paragraphs 75 and 76, or if the final compliance date is modified pursuant to the revisions of paragraph 72, this shall automatically extend, for an equivalent time period, the term of employment of the CO. The CO shall, no later than the twenty-fifth (25) calendar day of each month, together with the DMR provide a written report which must include the CO's determination regarding C.P. Chemicals' compliance with all sampling, analysis, reporting, and waste water treatment plant operations. The Department shall have the authority to confer with the CO at any time.

C.       Significant Industrial User ("SIU") Application

32. On or before May 1, 1991, C.P. Chemicals shall submit an application to the Department for a NJPDES Significant Industrial User (SIU) Permit to allow its present surface water discharge to be conveyed to the MCUA for subsequent treatment and discharge. The SIU application shall include the information generated during the treatability analysis performed by C.P. Chemicals to determine the effect of its treated waste water on MCUA's facility and operation. The treatability analysis shall have considered the following items:

a. pass-through of pollutants, both chemical specific and whole effluent toxicity;

b.       interference with any of MCUA's unit operations;

c.       effect on MCUA's sludge quality; and

d.       any treatability resting required by MCUA;

C.P. Chemicals alleges that it is currently not discharging process waste water to its waste water treatment plant. Therefore, in addition, the following assessments may be required at such time that C.P. Chemicals begins discharging process waste water to its waste water treatment plant:

e. Inhibition tests using the Continuously Fed Batch Reactor (FBR) Procedure and Glucose Inhibition Test [see Larson, R.J. and Schaeffer, S.L., 1982, A Rapid Method for Determining the Toxicity of Chemicals to Activated Sludge. Water Research, 16 (675)];

f. A Tier II Refractory Toxicity Assessment (RTA) as described in the U.S. Environmental Protection Agency document, "Toxicity Reduction Evaluation Protocol for Municipal Waste Water Treatment Plants." (EPA/600/2-88/062).

D.       Construction Compliance Schedule

13. C.P. Chemicals shall provide for waste water treatment which is fully capable of complying with its final NJPDES SIU permit and sewer connection to MCUA, in accordance with the following schedule:

a. On or before November 20, 1991, C.P. Chemicals shall submit to the Department a Stage 2 TWA application prepared in accordance with N.J.A.C. 7:14A-12.l et seq., including a detailed construction schedule consistent with this ACO.

b On or before April 5, 1992, C.P. Chemicals shall award contracts and initiate construction as required in the approved Stage 2 TWA for the connection to MCUA, and any other separate Stage 2 TWA that may be necessary for the waste water treatment plant.

c. On or before April 16, 1993, C.P. Chemicals shall complete all construction and apply for a Stage 3 TWA in accordance with N.J.A.C. 7:14A-12.l et seq.

d. On or before April 17, 1993, C.P. Chemicals shall cease its discharge to Woodbridge Creek, and shall discharge waste water only in compliance with the final effluent limitations set forth in the SIU permit and shall discharge only in compliance with said SIU permit.

The Department recognizes C.P. Chemicals' estimation of the Department's review time for Stage 2 TWAs of 90 days and 180 days for the SIU application. The Department shall extend the time for performance as necessary in accordance with paragraphs 75 and 76 of this ACO. The Department has considered the proposed construction schedule dated 2/8/91, referenced as Attachment X, in evaluating C.P. Chemicals' commitment to cease its discharge to Woodbridge Creek.


                     IV. Remedial Investigation and Cleanup

34. C.P. Chemicals shall select a consultant from the Department's approved Term Feasibility Study or Term Design Contract List, and such consultant shall conduct the Remedial Investigation, Feasibility Study and cleanup of the Site, as set forth in paragraphs 35 through 50 below.

A.       Remedial Investigation

35. On or before May 1, 1991, C.P. Chemicals shall submit to the Department a detailed draft Remedial Investigation Work Plan (hereinafter the "RI Work Plan") in accordance with the scope of work set forth in Appendices B, C and D, which are attached hereto and made a part hereof.

36. Within thirty (30) calendar days after receipt of the Department's written comments on the draft RI Work Plan, C.P. Chemicals shall modify the draft RI Work Plan to conform to the Department's comments and shall submit the modified RI Work Plan to the Department. The determination as to whether or not the modified RI Work Plan, as resubmitted, conforms to the Department's comments and is otherwise acceptable to the Department shall be made solely by the Department in writing.

37. Upon receipt of the Department's written final approval of the RI Work Plan, C.P. Chemicals shall conduct the remedial investigation in accordance with the approved RI Work Plan and the schedule therein.

38. C.P. Chemicals shall submit to the Department a draft Remedial Investigation Report (hereinafter "RI Report") in accordance with Appendix B and the RI Work Plan and the schedule therein.

39. If upon review of the draft RI Report the Department determines that additional remedial investigation is required, C.P. Chemicals shall conduct additional remedial investigation as directed by the Department and submit a second draft RI Report.

40. Within thirty (30) calendar days after receipt of the Department's written comments on the draft RI Report, C.P. Chemicals shall modify the draft RI Report to conform to the Department's comments and shall submit the modified RI Report to the Department. The determination as to whether or not the modified RI Report, as resubmitted, conforms with the Department's comments and is otherwise acceptable to the Department shall be made solely by the Department in writing.

B.       Feasibility Study

41. Within thirty (30) calendar days after receipt of the Department's written final approval of the RI Report, or as otherwise directed by the Department, C.P. Chemicals shall submit to the Department a detailed draft Feasibility Study Work Plan (hereinafter, "FS Work Plan") in accordance with the scope of work set forth in Appendix E, which is attached hereto and made a part hereof, and which shall also address the final storm water management plan for the Site.

42. Within thirty (30) calendar days after receipt of the Department's written comments on the draft FS Work Plan, C.P. Chemicals shall modify the draft FS Work Plan to conform to the Department's comments and shall submit the modified FS Work Plan to the Department. The determination as to whether or not the modified FS Work Plan, as resubmitted, conforms to the Department's comments and is otherwise acceptable to the Department shall be made solely by the Department in writing.

43. Upon receipt of the Department's written final approval of the FS Work Plan, C.P. Chemicals shall conduct the feasibility study in accordance with the approved FS Work Plan and the schedule therein.

44. C.P. Chemicals shall submit to the Department a draft Feasibility Study Report (hereinafter

         "FS Report") in accordance with Appendix E and the approved FS Work Plan and the schedule therein.

45. Within thirty (30) calendar days after receipt of the Department's written comments on the draft FS Report, C.P. Chemicals shall modify the draft FS Report to conform to the Department's comments and shall submit the modified FS Report to the Department. The determination as to whether or not the modified FS Report, as resubmitted, conforms the Department's comments and is otherwise acceptable to the Department shall be made solely by the Department in writing.

C.       Remedial Action

46. The Department will make the selection of the remedial action alternative based on the criteria set forth in Appendix E, Section I.D.

47. Within sixty (60) calendar days after receipt of the Department's written notification of selection of a remedial action alternative, C.P. Chemicals shall submit to the Department a detailed draft Remedial Action Plan, which shall include the final Storm water management plan, in accordance with the scope of work set forth in Appendix V, which is attached hereto and made a part hereof.

48. Within thirty (30) calendar days after receipt of. the Department's written comments on the draft Remedial Action Plan, C.P. Chemicals shall modify the draft Remedial Action Plan to conform to the Department's comments and shall submit the modified Remedial Action Plan to the Department. The determination as to whether or not the modified Remedial Action Plan, as resubmitted, conforms to the Department's comments and is otherwise acceptable to the Department shall be made solely by the Department in writing.

49. Upon receipt of the Department's written final approval of the Remedial Action Plan, C.P. Chemicals shall implement the approved Remedial Action Plan in accordance with the schedule therein.

D.       Additional Remedial Investigation and Remedial Action

50. If at any time prior to C.P. Chemicals' receipt of written notice from the Department pursuant to paragraph 109, the Department determines that the criteria set forth in Appendix E (Section I.D.) are not being achieved or that additional remedial investigation and/or remedial action is required to protect human health or the environment, C.P. Chemicals shall conduct such additional activities as directed by the Department and in accordance with this ACO.

E.       Progress Reports

51. C.P. Chemicals shall submit to the Department quarterly progress reports; the first progress report shall be submitted on or before the 30th calendar day of the month following the first full quarter after the effective date of this ACO. Each progress report thereafter shall be submitted on or before the 30th calendar day of the month following the quarter being reported. Each progress report shall detail the status of C.P. Chemicals' compliance with this ACO and shall include the following:

a.       Identification of the Site and reference to this ACO;

b. Identify specific requirements of this ACO (including the corresponding paragraph number or schedule) which were initiated during the reporting period;

c. Identify specific requirements of this ACO (including the corresponding paragraph number or schedule) which were initiated in a previous reporting period, which are still in progress and which will continue to be carried out during the next reporting period;

d. Identify specific requirements of this ACO (including the corresponding paragraph number or schedule) which were completed during this reporting period;

e. Identify specific requirements of this ACO (including the corresponding paragraph numbers or schedule) which should have been completed during the reporting period and were not;

f. An explanation of any non-compliance with any approved work plan(s), schedule(s) or Remedial Action Plan, and actions taken or to be taken to rectify non-compliance;

g. Identify the specific requirements of this ACO (including the corresponding paragraph number or schedule) that will be initiated during the upcoming reporting period;

h. C.P. Chemicals and the Department agree to meet quarterly, if necessary, in order to review the progress reports, as well as any other issues the parties deem to be appropriate.


                             V. Operational Records

52. Immediately upon the execution of this ACO by C.P. Chemicals, C.P. Chemicals shall, upon reasonable notice, make available, for inspection and copying, all operational records associated with the Site, including, but not limited to, documents relating to the waste water treatment plant operations, effluent discharges, hazardous waste documents relating to the shipments and receipts of hazardous waste, documents relating to the treatment, storage and/or disposal of hazardous wastes, hazardous substances, hazardous pollutants and pollutants, as well as any other documents deemed necessary by the Department. Production information not directly related to state environmental law (for example, quantity of virgin raw materials, commercial products, cost information and the like) is confidential and may be reviewed by the Department on a confidential basis. No copies of such information will be retained by the Department, the Department shall not treat such copies as public records, and all such copies will be returned to C.P. Chemicals, unless these copies provide a basis for any subsequent enforcement action. The determination as to whether or not this information could possibly provide a basis for a subsequent enforcement action shall be made solely by the Department.

                                   VI. Permits

53. This ACO shall not be construed to be a permit or in lieu of a permit for existing or former activities which require permits and it shall not relieve C.P. Chemicals from obtaining and complying with all applicable Federal, State and local permits necessary for any future activities which C.P. Chemicals must perform in order to carry out the obligations of this ACO. The interim enforcement effluent limitations set forth in Attachment VII will be deemed to be the effluent limitations for determining compliance with the Water Pollution Control Act, N.J.S.A. 58:10A-l et seq., as amended by P.L. 1990, c.28, and any regulations -- --- promulgated pursuant thereto, including but not limited to: whether there is a serious violation; whether and by how much an effluent limitation has been exceeded; and whether C.P. Chemicals is a significant non-complier. This ACO precludes the use of a more stringent frequency or factor of exceedance than those set forth in the Water Pollution Control Act, as amended, to determine if a serious violation has occurred or if C.P. Chemicals is a significant non-complier.

54. No provisions of the 1984 NJPDES Permit are modified by this ACO. The enforcement construction compliance schedule set forth above in paragraph 33 and the interim enforcement effluent limits set forth in Attachment VII are enforcement compliance requirements that C.P. Chemicals shall meet until C.P. Chemicals begins discharging to the MCUA, or until implementation of the approved alternative strategy referenced in paragraph 29.

55. C.P. Chemicals shall submit applications for all Federal, State and local permits required to carry out the obligations of this ACO in accordance with the approved time schedules.

56. Within thirty (30) calendar days after receipt of written comments concerning any permit application to a Federal, State or local agency, or sooner if required by the permitting agency, C.P. Chemicals shall modify the permit application to conform to the agency's comments and resubmit the permit application to the agency. The determinations as to whether or not the permit application, as resubmitted, conforms with the Department's comments or is otherwise acceptable to the Department shall be made solely by the Department in writing. To the extent that the terms and conditions of any such permit or permit modifications are substantially equivalent with the terms and conditions agreed to under this ACO, C.P. Chemicals waives any rights it may have to a hearing on such terms and conditions during any such permit process. To the extent that such terms and conditions are not substantially equivalent, C.P. Chemicals reserves any rights it may have.

57. This ACO shall not preclude the Department from requiring that C.P. Chemicals apply for any permit or permit modification issued by the Department under the authority of the Water Pollution Control Act, N.J.S.A. 58:10A-l et seq., the Solid Waste Management Act, N.J.S.A. 13:1E-l et seq. and/or any other statutory authority for the matters covered herein. The terms and conditions of any such permit or permit modification shall not be preempted by the terms and conditions of this ACO even if the terms and conditions of any such permit or permit modification are more stringent than the terms and conditions to this ACO.

                            VII. Project Coordination

58. C.P. Chemicals shall submit to the Department all documents required by this ACO, including correspondence relating to Force Majeure issues, by certified mail, return receipt requested, or by Federal Express, or by hand delivery with an acknowledgment of receipt form for the Department's signature. The date that the Department executes the receipt or acknowledgment will be the date the Department uses to determine C.P. Chemicals' compliance with the requirements of this ACO and the applicability of stipulated penalties and any other remedies available to the Department.

59. The individual identified in this paragraph shall be the Department's contact for C.P. Chemicals for all matters concerning this ACO. C.P. Chemicals' contact for the Department for all matters concerning this ACO shall be Mr. Thomas L. Moran, C.P. Chemicals, Inc., One Parker Plaza, Fort Lee, New Jersey 07024, and the Department will copy George
         J. Tyler, Esq., Giordano, Halleran & Ciesla, 270 State Highway #35 P.O. Box 190, Middletown, NJ 07048, on all correspondence submitted to C.P. Chemicals pursuant to this ACO.

60. C.P. Chemicals shall submit four (4) or more copies, as advised, of all documents required by this ACO, unless otherwise directed in writing by the Department, to:

                  Ian R. Curtis, Case Manager
                  New Jersey Department of Environmental Protection Division of Hazardous Waste Management
                  Bureau of Federal Case Management
                  401 East State Street, CN 028
                  Trenton, NJ 08625

Also, C.P. Chemicals, unless otherwise directed by the Department in writing, shall submit three (3) copies of all documents required by this ACO to:

                  Ellen Doering, Chief
                  New Jersey Facility Section
                  USEPA  - Region II
                  Room 1138
                  26 Federal Plaza
                  New York, NY 10278

61. C.P. Chemicals shall notify, in writing, and shall attempt to contact telephonically the contact persons listed in paragraph 60, above, at least two weeks prior to the initiation of any field activities.


                          VIII. Financial Requirements

A.       Financial Assurance

62. Within ninety (90) calendar days after the effective date of this ACO, C.P. Chemicals shall obtain and provide to the Department financial assurance in the form of either an irrevocable letter of credit or a performance bond or other form of acceptable financial assurance, for example an insurance policy, in the amount of $500,000.00. C.P. Chemicals hereby agrees to adjust such financial assurance at the end of the RI/FS to reflect the estimated cost of an engineering design. C.P. Chemicals further agrees to adjust said financial assurance at the end of the engineering design to reflect the estimated cost of the remedial program. However, at no time shall the financial assurance be allowed to drop below $500,000.00. C.P. Chemicals shall also establish an irrevocable standby trust fund, with an initial deposit of One Thousand dollars ($1,000.00). The irrevocable letter of credit, the performance bond and the irrevocable trust fund agreement shall meet the following requirements:

i.       Letter of Credit

         a. Is identical to the wording specified in Appendix G for the letter of credit, which is attached hereto and made a part hereof;

         b. Is issued by a New Jersey State or Federally chartered bank, savings bank, or savings and loan association which has its principal office in New Jersey or New York City, unless otherwise approved by the Department; and

         c. Is accompanied by a letter from C.P. Chemicals referring to the Letter of Credit by number, issuing institution and date and providing the following information: the name and address of the facility and/or Site which is the subject of the ACO and the amount of funds securing the C.P. Chemicals' performance of all its obligations under the ACO.

ii.      Performance Bond

         a. Is identical to the wording specified in Appendix I for performance bonds, which is attached hereto and made a part hereof;

         b. The surety company issuing the performance bond shall, at a minimum, be among those listed as acceptable sureties on Federal bonds in the most recent version of Circular 570 issued by the U.S. Department of the Treasury, which is published annually on July 1 in the Federal Register; and

         c. Is accompanied by a letter from C.P. Chemicals referring to the Performance Bond by number, issuing institution and date and providing the following information: the name and address of the facility and/or site which is the subject of the ACO and the amount of fund securing the company's performance of all its obligations under the ACO.

iii.     Standby Trust.

         a. Is identical to the wording specified in Appendix H, which is attached hereto and made a part hereof;

         b. The irrevocable standby trust fund shall be the depository for all funds paid pursuant to a draft by the Department against the letter of credit or payments made under the performance bond as directed by the Department;

         c. The trustee shall be an entity which has the authority to act as a trustee and whose trust operations are regulated and examined by a Federal or New Jersey agency;

         d. Is accompanied by an executed certification of acknowledgment that is identical to the wording specified in Appendix H.

63. C.P. Chemicals shall establish and maintain the standby trust fund until terminated by the written agreement of the Department, the trustee and C.P. Chemicals, or of the trustee and the Department if C.P. Chemicals ceases to exist. C.P. Chemicals shall maintain the letter of credit, performance bond, or other form of acceptable financial assurance until the Department provides written notification to C.P. Chemicals that the financial assurance is no longer required for compliance with this ACO. In the event that the Department determines that C.P. Chemicals has failed to perform any of its obligations under this ACO, the Department may proceed to have the financial assurance deposited into the standby trust; provided, however, that before the Department draws on the letter of credit or makes a claim against the performance bond or other financial assurance, the Department shall notify C.P. Chemicals in writing of the obligation(s) which it has not performed, and C.P. Chemicals shall have a reasonable time, not to exceed thirty (30) calendar days, unless approved in writing by the Department, to perform such obligation(s).

64. At any time, C.P. Chemicals may apply to the Department to substitute other financial assurances in a form, manner and amount acceptable to the Department.

B.       Project Cost Review

65. Beginning three hundred sixty-five (365) calendar days after the effective date of this ACO and annually thereafter on that same calendar day, C.P. Chemicals shall submit to the Department a detailed review of all costs required for C.P. Chemicals' compliance with this ACO. This cost review shall include a detailed summary of all monies spent pursuant to this ACO up to thirty (30) days prior to the submission, the estimated cost of all known future expenditures required to comply with this ACO (including any operation and maintenance costs), and the reason for any changes from the previous cost review submitted by C.P. Chemicals. These cost reviews are in addition to the adjustments in the financial assurance called for in paragraph 67.

66. At any time after C.P. Chemicals submits the first cost review pursuant to the preceding paragraph, C.P. Chemicals may request the Department's approval to reduce the amount of the financial assurance to reflect the remaining costs of performing its obligations under this ACO. If the Department grants written approval of the request, C.P. Chemicals may amend the amount of the then existing letter of credit, performance bond, or other form of acceptable financial assurance.

67. If the estimated cost of meeting C.P. Chemicals' obligations in this ACO at any time increases to an amount greater than the financial assurance, C.P. Chemicals shall, within forty-five (45) calendar days after receipt of written notice of the Department's determination, increase the amount of the then existing letter of credit, performance bond, or other form of financial assurance, so that it is equal to the estimated cost as determined by the Department. C.P. Chemicals shall provide the amended financial assurance to the Department within seven
         (7) calendar days after it has been obtained.

C.       Oversight Cost Reimbursement

68. Within thirty (30) calendar days after receipt from the Department of a written summary of all costs incurred in connection with its oversight functions of this ACO for a fiscal year, or any part thereof, C.P. Chemicals shall submit to the Department a cashier's or certified check payable to the "Treasurer, State of New Jersey" for the full amount of the Department's oversight costs.

D.       Stipulated Penalties and Cessation of Operations

69. Except as provided in paragraphs 75 and 76 below, upon a demand made the Department, C.P. Chemicals shall pay stipulated penalties to the Department for its failure to comply with any of the deadlines, schedules, or limits contained in, or any other requirements of, this ACO, including those established and approved hy the Department in writing pursuant to this ACO. Each deadline, schedule, limit or other requirement not complied with shall be considered a separate violation. The Department agrees to use its best efforts to respond, within ten
         (10) calendar days, to any request by C.P. Chemicals regarding clarification of any such deadline, schedule, limit or other requirements. Failure by the Department to respond within such time period shall not preclude the assessment of stipulated penalties for any violations. Payment of stipulated penalties shall be made according to the following schedule, unless the Department has modified the compliance date pursuant to the Force Majeure provisions hereinbelow:

         Calendar Days After Due Date             Stipulated Penalties
         or for construction or operation         --------------------
         without a TWA
         --------------------------------
                1 - 7                             $ 500 per calendar day
                8 - 14                            $ 1,000 per calendar day
                15 - 21                           $ 1,500 per calendar day
                22 - 28                           $ 2,500 per calendar day
                29 - over                         $ 5,000 per calendar day


         For violations of any interim enforcement effluent limits contained in this ACO or for any reporting, monitoring or sampling violations, C.P. Chemicals shall pay a stipulated penalty of $5,000 per violation which shall be included in any penalty mandated under the Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq., as amended by P.L. 1990, c.28. These stipulated penalties do not apply to the construction and compliance schedule, or the completion date, with respect to the tie-in to the MCUA.

70. Any such penalty shall be due and payable no later than fourteen (14) calendar days following receipt of a written demand by the Department. Payment of stipulated penalties shall be made by a cashier's or certified check payable to the "Treasurer, State of New Jersey".

71. C.P. Chemicals shall pay a stipulated penalty of $10,000.00 per month for its failure to meet the deadline set forth in paragraph 29, above. C.P. Chemicals agrees to cease its discharge of treated ground water and process waste water to Woodbridge Creek no later than April 17, 1993, unless such date is extended pursuant to the provisions of paragraph 72, or pursuant to the provisions of paragraphs 75 and 76 (Force Majeure). In the event that C.P. Chemicals continues to discharge storm water to the Woodbridge Creek, such storm water shall be treated prior to discharge. The $10,000.00 per month stipulated penalty shall not apply to the extent compliance dates are extended beyond the April 17, 1993 deadline pursuant to paragraphs 75 and 76.

72. C.P. Chemicals agrees that if the date for connection to the MCUA (April 17, 1993) is not met, it will pay an additional penalty with a principal amount of $1,000,000.00. Alternatively, C.P. Chemicals may cease, on April 17, 1993, discharge of treated process and ground water effluent to the Woodbridge Creek and pay a penalty with a principal amount of $500,000.00. The Department reserves the right to seek enforcement of the April 17, 1993 date in Superior Court, notwithstanding payment of the higher penalty, unless the Department determines that C.P. Chemicals is diligently continuing to pursue its connection to the MCUA. However, if the Department determines that the continuation of C.P. Chemicals' discharge poses an immediate risk to public health or an immediate risk to the environment, the Department reserves the right to seek injunctive relief against C.P. Chemicals to cease its discharge. C.P. Chemicals further agrees to cease the process and ground water discharged to Woodbridge Creek no later than 12/31/93. In the event C.P. Chemicals elects to continue the process and ground water discharge beyond 4/17/93, C.P. Chemicals shall, on 4/17/93, file an amended interim storm water management plan including an appropriate NJPDES-DSW permit application. C.P. Chemicals also agrees not to discharge storm water to Woodbridge Creek after 12/31/93 except in conformity with a final NJPDES-DSW permit, which permit shall take into account, if appropriate, the remedial action plan and the final storm water management plan. Nothing in this ACO shall be construed to set a specific date for completion of the remedial action plan and the final storm water management plan, as such a specific date will be established as part of the implementation of paragraphs 35 through 50 above. The Department anticipates that a final NJPDES-DSW permit may be issued within 8 months from its date of receipt of a completed permit application. The execution of this ACO shall not constitute approval or disapproval of such application, and the parties reserve all rights regarding such application. The Department may extend the time for performance as necessary in accordance with paragraphs 75 and 76 of this ACO. All payments pursuant to this paragraph shall be made in accordance with the attached schedule (Attachment XI), with no penalty for prepayment, and with interest calculated at 8.57% per annum. The first payment shall be due with the next annual payment pursuant to paragraph 20. In the event C.P. Chemicals elects to pay the $1,000,000.00 penalty pursuant to this paragraph, the final installment shall be due on the same date as the last scheduled payment pursuant to paragraph 20.

73. All penalties paid pursuant to this ACO shall be considered civil and/or civil administrative penalties.

74. Payment of stipulated penalties does not alter C.P. Chemicals' responsibility to complete any requirements of this ACO.


                                IX. Force Majeure

75. If any event as specified in the following paragraph occurs which C.P. Chemicals believes will or may cause delay in the compliance or non-compliance with any provision of this ACO, C.P. Chemicals shall notify the Department in writing within ten (10) calendar days of becoming aware of the delay, or anticipated delay, as appropriate, referencing this paragraph and describing, to the extent practicable, the anticipated length of the delay, the precise cause or causes of the delay, any measures taken or to be taken to minimize the delay, and the time required to take any such measures to minimize the delay. C.P. Chemicals shall take all reasonably necessary actions within its control to prevent or minimize any such delay.

         76. If the Department finds that: (a) C.P. Chemicals has complied with the notice requirements of the preceding paragraph; (b) that any delay or anticipated delay has been or will be caused by fire, flood, riot, strike or other circumstances beyond the reasonable control of C.P. Chemicals, including delay by the Department or other governmental agency; and (c) C.P. Chemicals has taken all reasonably necessary action within its control, to prevent or minimize any such delay, the Department shall extend the time for performance hereunder for a period no longer than the delay resulting from such circumstances. If the Department determines that: (i) C.P. Chemicals has not complied with the notice requirements of the preceding paragraph, or (ii) the event causing the delay is not beyond the control of C.P. Chemicals, or (iii) C.P. Chemicals has not taken all necessary action to prevent or minimize the delay, this paragraph shall not be applicable and failu re to comply with the provisions of this ACO shall constitute a breach of the requirements of this ACO. The burden of proving that the existence of any delay is caused by circumstances beyond the control of C.P. Chemicals and the length of any such delay attributable to those circumstances shall rest with C.P. Chemicals. Increases in the costs or expenses incurred by C.P. Chemicals which do not create an inability to fulfill the requirements of this ACO shall not constitute inability the Department shall have the right to draw upon the financial assurance as provided in paragraph 62. Delay in the attainment of an interim requirement shall not automatically justify or excuse delay in the attainment of subsequent requirements. Force Majeures hall not include non-attainment of the goals, standards, guidelines and requirements set forth in the appendices attached hereto. Force Majeure shall not include contractor's breach unless such breach falls under (a), (b) and
         (c) of this paragraph.


                            X. Reservation of Rights

77. The Department reserves the right, in appropriate circumstances, to unilaterally terminate this ACO in the event C.P. Chemicals violates the terms of this ACO.

78.      a.   With respect to the Solid Waste Management Act ("SWMA") nothing in this ACO shall preclude the Department from seeking civil or civil administrative penalties or any other legal or equitable relief against C.P. Chemicals for matters not set forth in the FINDINGS of this ACO. However, for matters which could have been encompassed in the Department's investigation described in this ACO, the

              Department agrees not to take such action unless the Department finds that C.P. Chemicals' representation set forth in paragraph 7 of this ACO is incorrect. If the Department's investigation conducted pursuant to paragraph 52 reveals violations which could not have been encompassed in the Department's investigation described in this ACO, the Department reserves the right to take enforcement action regarding any of such violations. This paragraph relates to all SWMA matters arising up to the effective date of this ACO.

         b. Except as otherwise provided in paragraphs 69 and 72, with respect to the Water Pollution Control Act, as amended, nothing in this ACO shall preclude the Department from seeking civil or civil administrative penalties or any other legal or equitable relief against C.P. Chemicals for matters not encompassed in the DMRs filed by C.P. Chemicals through the date of final compliance with this ACO. Further, this ACO governs any and all matters that have arisen or may arise under said Act with respect to the discharge to Woodbridge Creek and the compliance schedule, up to the date of final compliance.

         c. With respect to the Spill Compensation and Control Act nothing in this ACO shall preclude the Department from seeking civil or civil administrative penalties or any other legal or equitable relief against C.P. Chemicals for matters not covered by the FINDINGS of this ACO. This ACO relates to any and all matters covered by the FINDINGS that have arisen or the underlying facts known to the Department which may arise up to the date of execution of this ACO.

79. In the event of a termination or cessation of operations, or any other event which triggers the applicability of the Environmental Cleanup Responsibility Act, N.J.S.A. 13:lK-6 et seq. (ECRA), C.P. Chemicals agrees to comply with all the requirements of ECRA. Prior to the completion of the Remedial Action Plan, the Department agrees that the approved sampling, cleanup, and other technical activities required by the terms of this ACO shall satisfy the ECRA technical requirements for these areas of environmental concern which have been addressed under this ACO.

80. This ACO shall not be construed to affect or waive the claims of Federal or State natural resource trustees against any party for damages for injury to, destruction of, or loss of natural resources.

81. The Department reserves the right to require C.P. Chemicals to take or arrange for the taking of, any and all additional measures should the Department determine that such actions are necessary to protect human health or the environment. Nothing in this ACO shall constitute a waiver of any statutory right of the Department to require C.P. Chemicals to undertake such additional measures should the Department determine that such measures are necessary.

82. Nothing in this ACO, including the Department's assessment of stipulated penalties, shall preclude the Department from seeking maximum civil or civil administrative penalties or any other legal or equitable relief against C.P. Chemicals, for violations of this ACO. In any such action brought by the Department under this ACO for injunctive relief, or civil, civil administrative or stipulated penalties, C.P. Chemicals may raise, among other defenses, a defense that C.P. Chemicals failed to comply with a decision of the Department, made pursuant to this ACO, on the basis that the Department's decision was arbitrary, capricious or unreasonable. If C.P. Chemicals is successful in establishing such a defense, C.P. Chemicals shall not be liable for stipulated penalties for failure to comply with that particular requirement of the ACO. Although C.P. Chemicals may raise such defenses in any action initiated by the Department for injunctive relief, termination of this ACO, or stipulated penalties, C.P. Chemicals shall not otherwise seek review of any decision made or to be made by the Department pursuant to this ACO and under no circumstances shall C.P. Chemicals initiate any action or proceeding challenging any decision made or to be made by the Department pursuant to this ACO.

83. Paragraphs 77, 78, 79, 80, 81 and 82 notwithstanding, C.P. Chemicals reserves whatever rights it has to contest, after implementation of the remediation for which the financial assurance was used by the Department, that the Department's use of the financial assurance provided pursuant to this ACO was arbitrary, capricious or unreasonable. The Department reserves its rights to contest any such action.

                             XI. General Provisions

84. By its execution of this ACO, C.P. Chemicals hereby withdraws all requests for administrative hearings regarding the Administrative Orders and Notices of Civil Administrative Penalty Assessment referenced in the FINDINGS above. All such AO and NOCAPA actions are retained within the jurisdiction of the Department, and the stay issued by the Department on August 28, 1989 and revised on September 22, 1989, remains in effect while this ACO remains in effect. Additionally, upon execution of this ACO, C.P. Chemicals shall immediately, voluntarily, dismiss, with prejudice, the action captioned: "C.P. Chemicals, Inc. v. N.J. Department of Environmental Protection", Docket No. AM-280- 90T3, Motion No. M-1323-90. The Department and C.P. Chemicals agree that this ACO shall be the basis for the settlement of the State of New Jersey v. C.P. Chemicals, Inc., Docket No. C-3916-89E pending before the Honorable Erminie L. Conley, J.S.C. (the "Chancery Action") and that this ACO shall be incorporated by reference in the Settlement and Dismissal with Prejudice in that matter. Settlement of that matter is predicated on the comprehensive nature of this ACO. The Department and C.P. Chemicals further agree that the Department has the primary, but not exclusive, jurisdiction to enforce the environmental laws of the State of New Jersey at their discretion, and that the Chancery Action sought to, and did, enforce the NJPDES Permit issued to C.P. Chemicals.

85. This ACO shall be binding on C.P. Chemicals, its agents, successors, assignees and any trustee in bankruptcy or receiver appointed pursuant to a proceeding in law or equity.

86. C.P. Chemicals shall perform all work conducted pursuant to this ACO in accordance with prevailing professional standards.

87. C.P. Chemicals shall require that the independent waste water consultant referred to in this ACO submit simultaneously to the Department all data, information, or any other materials, that it submits to C.P. Chemicals or its agents. Failure of the consultant to submit simultaneously shall be considered a violation of this ACO by C.P. Chemicals. Regarding all other deliverables under this ACO, C.P. Chemicals shall require that all independent consultants submit such deliverables to the Department simultaneously with the submission of such deliverables to C.P. Chemicals.

88. C.P. Chemicals shall conduct all Site operations in accordance with the Health and Safety plan developed for this Site (as set forth in Appendix B). All Site activities shall be conducted in accordance with all general industry (29 CFR 1910) and construction (29 CFR 1926) standards of the federal Occupational Safety and Health Administration
         (OSHA), U.S. Department of Labor, as well as any other State or municipal codes or ordinances that may apply. Special attention shall be given to compliance with those requirements set forth in OSHA's final rule entitled "Hazardous Waste Operations and Emergency Response", Section 1910.120 of Subpart H of 29 CFR (published March 6, 1989, Volume 54, Number 42, Federal Register).

89. In accordance with N.J.S.A. 45:8-45, all plans or specifications involving professional engineering, submitted pursuant to this ACO, shall be submitted affixed with the seal of a professional engineer licensed pursuant to the provisions of N.J.S.A. 45:8-1 et seq.

90. C.P. Chemicals shall conform all actions pursuant to this ACO with all applicable Federal, State, and local laws and regulations.

91. All appendices referenced in this ACO, as well as all reports, work plans and documents required under the terms of this ACO are, upon approval by the Department, incorporated into this ACO by reference and made a part hereof.

92. Each field activity to be conducted pursuant to this ACO shall be coordinated by an on-site professional(s) with experience relative to the particular activity being conducted at the Site each day, such as experience in the area of hydrogeology, geology, environmental controls, risk analysis, health and safety or soils.

93. Upon the receipt of a written request from the Department, C.P. Chemicals shall submit to the Department all data and information, including technical records and contractual documents, concerning pollution at and/or emanating from the Site, or which has emanated from the Site, including raw sampling and monitor data, whether or not such data and information, including technical records and contractual documents, was developed pursuant to this ACO. By signing this ACO, C.P. Chemicals does not waive the right to assert any attorney-client privilege regarding the information requested pursuant to this paragraph, but agrees not to assert any attorney-client privilege regarding data, technical records and contractual documents requested pursuant to this paragraph.

94. C.P. Chemicals shall preserve, during the pendency of this ACO and for a minimum of six (6) years after its termination, all data, records and documents in its possession or in the possession of its divisions, employees, or agents (except for data, records and documents also in the possession of C.P. Chemicals), which relate in any way to the implementation of work under this ACO, despite any document retention policy to the contrary. After this six year period, C.P. Chemicals shall notify the Department no later than thirty (30) calendar days prior to the destruction of any such documents. If the Department requests in writing that some or all of the documents be preserved for a longer time period, C.P. Chemicals shall comply with that request. Upon receipt of a written request by the Department, C.P. Chemicals shall submit to the Department all non-privileged records or copies of any such records.

95. Obligations and penalties of the Order are imposed pursuant to the police powers of the State of New Jersey for the enforcement of the law and the protection of the public health, safety and welfare and are not intended to constitute debt or debts which may be limited or discharged in a bankruptcy proceeding.

96. In addition to the Department's statutory and regulatory rights to enter and inspect, C.P. Chemicals shall allow the Department and its authorized representatives access to the Site during reasonable business hours, unless cause exists justifying access at other times for the purpose of monitoring, without unreasonable interference with business operations, C.P. Chemicals' compliance with this ACO and/or to perform any remedial activities C.P. Chemicals fails to perform as required by this ACO.

97. C.P. Chemicals shall not construe any informal advice, guidance, suggestions, or comments by the Department, or by persons acting on behalf of the Department, as relieving C.P. Chemicals of its obligation to obtain written approvals as required herein, unless the Department specifically relieves C.P. Chemicals of such obligations, in writing in accordance with the following paragraph.

98. No modification or waiver of this ACO shall be valid except by written amendment to this ACO duly executed by C.P. Chemicals and the Department.

99. C.P. Chemicals hereby consents to and agrees to comply with this ACO which shall be fully enforceable as an Order in the New Jersey Superior Court upon the filing of a summary action for compliance pursuant to N.J.S.A. 13:ID-1 et seq., the Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq ., the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq., and/or the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq.

100. In the event that the Department determines that a public meeting concerning the cleanup of the Site is necessary at any rime, C.P. Chemicals shall ensure that the C.P. Chemicals' appropriate representative is prepared, available, and participates in such a meeting upon notification from the Department of the date, time and place of such meeting.

101. C.P. Chemicals waives its rights to an administrative hearing concerning the entry of this ACO pursuant to N.J.S.A. 52:14B-1 et seq. and N.J.S.A. 58:10A-l et seq., N.J.S.A. 58:10- 23.11 et seq., and
         N.J.S.A. 13:lE-l et seq.

102. C.P. Chemicals agrees not to contest the authority or jurisdiction of the Department to issue this ACO; C.P. Chemicals further agrees not to contest the terms or conditions of this ACO, except as to interpretation or application of such terms and conditions in any action brought by the Department to enforce the provisions of this ACO.

103. C.P. Chemicals shall provide a copy of this ACO to each contractor and subcontractor retained to perform the work required by this ACO and shall condition all contracts and subcontracts entered for the performance of such work upon compliance with the terms and conditions of this ACO. C.P. Chemicals shall be responsible to the Department for ensuring that their contractors and subcontractors perform the work herein in accordance with this ACO.

104. C.P. Chemicals shall give written notice of this ACO to any successor in interest no later than 90 calendar days prior to transfer of ownership of C.P. Chemicals' facilities which are the subject of this ACO, and shall simultaneously verify to the Department that such notice has been given. This requirement shall be in addition to any other statutory or regulatory requirements arising from the transfer of ownership of C.P. Chemicals' facilities.

105. C.P. Chemicals agrees not to bring an action or maintain any existing or future claim or demand upon any State funds, including the New Jersey Spill Compensation Fund, N.J.S.A. 58:10-23.11i and the Sanitary Landfill Closure Fund, for the cost of investigation and remediation or any other actions required by this ACO and for damages sustained by C.P. Chemicals or its successors and assignees as a result at contamination attributable to C.P. Chemicals or its predecessor's ownership and/or operations at the Site. This provision shall be construed as a covenant not to sue or make any claim or demand; provided, however, C.P. Chemicals does not release or waive any right it may have to seek damages from a third party for such costs or damages.

106. No later than sixty (60) calendar days after the effective date of this ACO, C.P. Chemicals shall record a copy of this ACO with the County Clerk, Middlesex County, State of New Jersey and submit a letter to the Department which shall include the deed book and page number on which the ACO was recorded.

107. The Site that is the subject of this ACO may be freely alienated provided that:

         a. No later than ninety (90) calendar days prior to the date of such alienation, C.P. Chemicals shall notify the Department in writing of the proposed alienation, the name of the grantee, and a description of the grantor's obligations, if any, proposed to be performed by such grantee.

         b. Any contract to alienate the Site shall require the grantee to allow and provide access for the implementation, continuation and oversight of all activities and obligations pursuant to this ACO. C.P. Chemicals' obligations under this ACO shall continue unless the grantee agrees to assume C.P. Chemicals' obligations and unless the Department in its sole discretion agrees to permit the grantee to assume the obligations of C.P. Chemicals.

         c. Any deed, title or other instrument of conveyance regarding the Site shall contain a notice that the Site is the subject of this ACO. Any such deed, title or other instrument of conveyance shall be subject to the requirements set forth in paragraph 108 below regarding the use of the Site and deed restrictions.

         d. Nothing herein shall relieve C.P. Chemicals of the obligation to comply with all applicable statutes and rules relating to the alienation of the Site.

108. C.P. Chemicals agrees not to make any use of the Site or take any actions inconsistent with this ACO. C.P. Chemicals agrees to impose such reasonable use and/or access restrictions regarding the Site as may be deemed necessary. The use and access restrictions shall run with the land, shall be for the benefit of and enforceable by the Department and the citizens of the State of New Jersey and shall provide actual and constructive notice of such restrictions to any subsequent grantee. C.P. Chemicals shall record the restrictions with the Middlesex County Clerk immediately upon request of the Department that C.F. Chemicals do so.

109. The requirements of this ACO shall be deemed satisfied upon the receipt by C.P. Chemicals of written notice from the Department that C.P. Chemicals has demonstrated, to the satisfaction of the Department, that the obligations imposed by this ACO have been completed by C.P. Chemicals. Upon satisfaction of the terms of this ACO, all obligations and provisions contained therein shall cease and shall not survive the receipt by C.P. Chemicals of written notice from the Department, unless otherwise expressly indicated.

110. C.P. Chemicals shall submit to the Department, along with the executed original ACO, the appropriate documentary evidence (such as a corporate resolution) that the signatory for C.P. Chemicals has the authority to bind C.P. Chemicals to the terms of this ACO.

111. In the event that the day on which a submission is due falls on a weekend or holiday, the due date will be on the next business day.

112. This Administrative Consent Order shall become effective upon the execution by all parties.


                                DEPARTMENT OF ENVIRONMENTAL PROTECTION

Date: 3/8/96                    By: /s/ Dennis Hart
     ----------------------         ------------------------------------------
                                    Dennis Hart, Acting Assistant Director
                                    Responsible Party Cleanup Element
                                    Division of Hazardous Waste Management

Date: 3/7/91                    By: /s/ James K. Hamilton
     ----------------------         ------------------------------------------
                                    James K. Hamilton, Assistant Director
                                    Enforcement Element
                                    Division of Water Resources

                                    Robert J. Del Tufo
                                    Attorney General of New Jersey
                                    Attorney for the State of New Jersey
                                    Department of Environmental Protection

Date: 3/11/91                   By: /s/ Craig S. Provorny
     ----------------------         ------------------------------------------
                                    Craig S. Provorny
                                    Deputy Attorney General


                                C.P. Chemicals Incorporated

Date: 3/7/91                    By: /s/ Jack C. Bendheim
     ----------------------         ------------------------------------------
                                    Name: Jack C. Bendheim
                                    Title:   Chairman